UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
May 16, 2005

(Date of Earliest Event Reported: May 10, 2005)

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 10, 2005, El Paso Corporation issued a press release announcing a private placement to remarket approximately $272 million aggregate principal amount of senior notes due August 16, 2007 in compliance with its obligations to remarket notes originally issued as part of its 9.00 percent equity security units issued in June 2002.  A copy of the press release is attached as Exhibit 99.A.

During the period of May 11-13, 2005, due to unfavorable market conditions we were unable to remarket approximately $272 million of the senior notes due August 16, 2007 at commercially reasonable rates in accordance with the contracts governing such remarketing. The notes originally formed a part of our June 2002 issuance of 9.00% equity security units, which include obligations to purchase our common stock on August 16, 2005. Pursuant to the terms of these securities, the notes were being remarketed, separately from the equity security units, on behalf of their holders. Our remarketing agent will have two more opportunities to remarket the notes prior to August 16, 2005. If the remarketing agent remains unable to remarket the notes at commercially reasonable rates, then notes that have not been separated from the equity security units will ultimately be cancelled in satisfaction of holders’ stock purchase obligations.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number	Description

99.A	Press Release dated May 10, 2005.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/ Jeffrey I. Beason
Jeffrey I. Beason
Senior Vice President and Controller
(Principal Accounting Officer)

 Dated:  May 16, 2005

EXHIBIT INDEX

Exhibit
Number	Description

99.A	Press Release dated May 10, 2005.